Exhibit 99.1

Lifetime Brands Elects Dennis E. Reaves to its Board of Directors

GARDEN CITY, N.Y., November 4, 2013 – Lifetime Brands, Inc. (NASDAQ GS: LCUT), a leading global provider of kitchenware, tableware and other products used in the home, today announced that its Board of Directors has elected Dennis E. Reaves as a director of the Company.

Mr. Reaves has 45 years of retail experience with more than 35 years in senior management positions in all facets of retail. He formerly was Senior Vice President and General Merchandise Manager of Wal-Mart Stores, Inc., where he had responsibility for $18 billion in sales volume. Mr. Reaves also has served as a senior consultant to leading retailers, such as Big Lots, Inc. and Gap, Inc., and to multinational consumer products companies, including Jarden Corporation.

Jeffrey Siegel, Lifetime’s Chairman and Chief Executive Officer, commented,

Dennis Reaves has been a strategic advisor to Lifetime for many years and we are delighted to have him join our Board of Directors. His knowledge of the retail and consumer products industries is unsurpassed. We look forward to his continued contributions as we develop new distribution channels in existing markets and continue to expand the Company’s geographic footprint outside North America.

Mr. Reaves received a bachelor of business administration degree from the University of Texas and served as a captain in the U.S. Army and Texas National Guard.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, CasaMōda®, Cuisine de France®, Fred®, Guy Fieri®, Hoffritz®, Kizmos™, Misto®, Mossy Oak®, Pedrini®, Roshco®, Sabatier®, Savora™ and Vasconia®; respected tableware brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Bombay®, Debbie Meyer™, Design for Living™, Elements®, Kamenstein® and Melannco®. The Company also provides exclusive private label programs to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	LHA
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com